UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2007
FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33156	20-4623678
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4050 East Cotton Center Boulevard
Building 6, Suite 68
Phoenix, Arizona 85040
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (602) 414-9300
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.
     On September 24, 2007, First Solar, Inc. (“First Solar”) announced the appointment of Craig Kennedy and José H. Villarreal to the company’s board of directors. The appointment of Mr. Kennedy and Mr. Villarreal was effective immediately.
     Mr. Kennedy has been president of the German Marshall Fund since 1995 and currently serves on the board of the nonprofit Thomas B. Fordham Foundation, the Rocky Mountain Institute, the European Foundation Center, and as an independent trustee of the Van Kampen mutual funds.
     Mr. Villarreal is a partner with the law firm of Akin Gump Strauss Hauer & Feld LLP, and practices primarily in the domestic policy area. Prior to joining Akin Gump, Mr. Villarreal served as an assistant attorney general in the Public Finance Division of the Texas attorney general’s office.
     Mr. Kennedy has been appointed to the audit committee of the board of directors. Mr Villarreal has been appointed to the compensation committee of the board of directors.
     There is no arrangement or understanding between Mr. Kennedy or Mr. Villarreal and any other person pursuant to which he was selected to become a member of the board, nor are there any transactions between First Solar and Mr. Kennedy or Mr. Villarreal that are reportable under Item 404(a) of Regulation S-K.
     A copy of the press release announcing the appointment of Mr. Kennedy and Mr. Villarreal to the board of directors of First Solar is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release of First Solar issued on September 24, 2007.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.
Date: September 25, 2007	By:	/s/ I. Paul Kacir
		Name:	Paul Kacir
		Title:	Vice President, General Counsel and Corporate Secretary